ASSETS PURCHASE AGREEMENT

     This agreement (the "Agreement") is entered into this 23rd day of February 1998, by and among UPPER MICHIGAN NEWSPAPERS, LLC., a Virginia limited liability company ("Buyer"), STAR PUBLICATIONS, INC., a Michigan corporation ("Seller"), with its principal office located at 1966 South Otsego Avenue, Gaylord, Michigan 49735, and Gordon G. Everett, trustee; Daniel F. Walsh, trustee; James R. Glasser; David Baragrey, and Mike Adams (jointly and severally "Shareholders").

                                    RECITALS

     Seller owns and publishes the following shopping guides: Northern Star, Straits Area Star, Presque Isle Star, Alpena Star, Petosky Star Advertiser, Charlevoix County Star, Star Advertiser, Roscommon County Star, and Star Buyer's Guide (which shopping guides hereinafter are referred to collectively as the "Shopping Guides"). Shareholders own all of the issued and outstanding shares of Seller's capital stock. Buyer wishes to purchase from Seller, and Seller wishes to sell and transfer to Buyer as an operating business, all, but not less than all, of Seller's property and assets necessary, used, or useful for the operation, production, publication, management, marketing, or sale of Shopping Guides or Shopping Guides' advertising, all on the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of and relying upon the foregoing recitals, each covenant, agreement, representation, and warranty set forth herein, and each act done pursuant to this Agreement, Buyer, Seller, and Shareholders agree as follows:

     1. Purchase and Sale of Property and Assets.

     1.1 Agreement to Purchase and to Sell. Upon and subject to compliance with all terms and conditions of this Agreement, at Closing (hereinafter defined) Buyer agrees to purchase from Seller, and Seller agrees to sell and deliver to Buyer as herein provided, as an operating business, all right, title, and interest in and to all, but not less than all, of the tangible and intangible property, rights, and assets of Seller necessary, used, or useful for the operation, production, publication, management, marketing, or sale of Shopping Guides or Shopping Guides' advertising (jointly and severally the "Property Sold"), excluding only the Excluded Property (hereinafter defined), and including the following:

          (a) all machinery, furniture, furnishings, composition and press equipment, tools, and other equipment, including Seller's library and morgue and all items of tangible personal property used to operate Shopping Guides, including those briefly listed on Exhibit 1.01.1, and the spare parts, repair parts, accessories, attachments, and appurtenances thereto attached


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     or  appertaining  and all  replacements  thereof  and any  improvements  or additions thereto prior to the Closing Date;

          (b) all of Seller's business, employee, payroll, advertiser, customer, contractor, subscriber, circulation, and distribution records, its files, studies, surveys, software, software programs, computer printouts, data bases, and related items, and all other documents, instruments, and records evidencing or pertaining to Shopping Guides or the Property Sold, in whole or in part;

          (c) all of Seller's automobiles, vehicles, vans, trucks, trailers, and other mobile equipment, including those listed on Exhibit 1.01.2;

          (d) all of Seller's inventories (including newsprint, paper, plates, and film), work in process, raw materials, merchandise held for sale, distribution and other supplies, and similar items ("Inventories") on hand as of the Closing Date;

          (e) as and to the extent provided in assumption agreements executed by Buyer at Closing pursuant to paragraph 3.4, all of Seller's rights in the Contracts (hereinafter defined) listed on Exhibit 1.01.3 (such Contracts collectively, the "Assumed Contracts");

          (f) all of Seller's rights in, to, and under all franchises, licenses, permits, and authorizations applicable to the Shopping Guides;

          (g) all of Seller's general intangibles and evidences thereof, including the exclusive right to use the names listed on Exhibit 1.01.4 (the "Names"), and any copyrights, patents, patent applications, servicemarks, trademarks, tradenames, or slogans now used or owned by Seller or registered in its name;

          (h) all other of Seller's interests in assets or property owned, acquired, leased, or held for or used in Seller's operations, whether tangible or intangible, and whether or not otherwise identified or reflected herein or in the Financial Statements (hereinafter defined); and

          (i) all property such as is described in (a) through (h) that is hereafter acquired by Seller prior to Closing.

     1.2 Excluded Property. The following ("Excluded Property") are not part of the Property Sold and are not being sold to Buyer: Seller's (a) rights under this Agreement, (b) cash on hand or in banks, cash items, cash equivalents, deposits, deferred charges, marketable securities, the cash value of all life insurance policies on the lives of any of the shareholders (or any


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of the trustees  thereof),  checks and drafts,  (c) prepaid  expenses,  accounts receivable, refunds, rebates, advances, and notes receivable, (d) corporate stock records, seal, and minute book, (e) all insurance policies, (f) tax records of Seller, (g) such items of the Property Sold as may be disposed of by Seller before Closing in the ordinary course of Seller's business, for value in accordance with Seller's past practices, and not in violation of this Agreement, and (h) all other current assets other than Inventories.

     2. Purchase Price.

     2.1 The total purchase price for the Property Sold ("Purchase Price") shall be Four Million Five Hundred Thousand and No/100 Dollars ($4,500,000.00) adjusted as required by paragraph 2.2, allocated in accordance with Exhibit 2.01, and payable to Seller on Closing by Buyer by (a) cashiers check or wire transfer of immediately available funds in the amount of Two Million Seven Hundred Fifty Thousand and No/100 Dollars ($2,750,000.00), which amount shall be adjusted before payment as required by paragraph 2.2, and (b) delivery of Buyer's promissory notes (the "Notes"; singly, a "Note") payable to Seller in the aggregate principal amount of One Million Seven Hundred Fifty Thousand and No/100 Dollars ($1,750,000.00) bearing interest at the rate of seven percentum (7%) per annum on any unpaid principal balance thereof from Closing until paid, such Notes to be amortizable as if for a ten (10) year term as therein provided for but to mature and be fully paid on or before the sixth (6th) anniversary of the Closing Date, to be substantially in the form and contain the substance of
Exhibit 2.01.1, and to be secured by a security interest in the Property Sold (free and clear of any lien created by Buyer) substantially in the form and containing the substance of Exhibit 2.03.1.

     2.2 Adjustments. Until Closing, operation of Shopping Guides and use of the Property Sold, and any income or expenses attributable thereto, shall be for Seller's account. In finally determining the Purchase Price, at Closing the amount of the Purchase Price and the amount of cash Buyer is to pay at Closing shall be adjusted up or down ("Closing Adjustments") as follows:

          (a) at Closing there shall be a preliminary financial settlement by Buyer and Seller to determine the Closing Adjustments (the "Preliminary Adjustment"), which Preliminary Adjustment shall be based on the financial statements and estimates of Seller (the "Preliminary Financials") then reasonably available to approximate Buyer's and Seller's reasonable good faith estimate of the Preliminary Adjustments as of such Closing Date (the "Preliminary Settlement");

          (b) within 60 days of the Closing Date and upon preparation of satisfactory financial statements (the "Closing


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     Financials") by which Buyer and Seller can determine the actual Adjustments as of the Closing Date, a final settlement of the Closing Adjustment will be determined and payment made to either Buyer or Seller by the Escrow Agents (hereinafter defined) in the amount of the difference of the Closing Adjustments determined in this final settlement and in the Preliminary Settlement in order to reflect the computation of and complete the full and final payment of the Purchase Price (the "Final Settlement"). Final Settlement of the Closing Adjustments as of the Closing Date (i) shall be based on calculations derived from the financial results and financial condition of Seller's business reflected in the Closing Financials of Seller for the period as of and ending on the Closing Date or (ii), if the Closing Date is not the same date as the closing date for the period most recently ended and preceding the Closing Date, then Final Settlement shall be based on calculations derived from the financial results and financial condition of Seller reflected in the Closing Financials of Seller (a) for the period as of and ending most recently prior to the Closing Date and (b) for the period next following as though still owned by Seller. If determined under "(ii)" above, final Closing Adjustments will be (x) derived from Closing Financials as though for and as of the period ending prior to the Closing Date plus (y) the result of the financial impact to Buyer and Seller of the Buyer realizing all benefit of the sales of Seller (and ownership of resulting accounts receivable) for the period beginning on the day next following the latest prior financial statement date and continuing to the Closing Date, less (z) the expenses assumed by Buyer with respect to such sales, "(y)" and "(z)" as determined by the calculation process as follows: if not closing on the date of the end of a normal reporting period, then Final Settlement will be partially determined by computing the Closing Adjustments as though Closing had occurred at the end of the latest prior reporting period. Sales of Buyer in the following reporting period from that date to Closing will be deemed to be sales that Buyer has purchased from Seller and for which Buyer will pay Seller by further change to the Closing Adjustments. Direct expenses, principally personnel and distribution expenses, will be the responsibility of the party to which the corresponding sales relate; that is with respect to personnel, Seller and Buyer will each incur their own payroll expense for the period before and after Closing respectively; and with respect to distribution, the distribution billings for each will correspond to the publication dates on which the revenue was earned. All other appropriate expenses for the reporting period will be pooled and the pool split between Buyer and Seller in the same proportion as their respective publication dates in the month.

          (c) all expenses applicable to Seller's business, including, without limitation, employees' wages and other wage related expenses, Shopping Guides, or to all or any part of the Property Sold, whether paid, prepaid, or accrued and regardless of when assessed, determined, calculated, paid, or collected, shall be Seller's sole responsibility for all periods ending with, upon, or

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     prior to Closing,  and at and as of Closing shall be prorated between Buyer and Seller and the amount of the Purchase Price and the amount of cash Buyer is to pay at Closing adjusted accordingly so that Seller shall be responsible for any and all of such expenses incurred or accrued for all periods ending prior to or at Closing and so that Buyer shall be responsible for Shopping Guides' expenses incurred or accrued thereafter;

          (d) the amount of the Purchase Price and the amount of cash Buyer is to pay at Closing also shall be reduced as appropriate, without duplication, by deducting therefrom (i) the amount of any prepaid revenue theretofore received by Seller as of the Closing Date, for goods or services to be delivered or rendered by Buyer after the Closing Date, and
     (ii) the amount of any discount outside of the ordinary course of Seller's business given by Seller for such payments theretofore received by Seller. Buyer hereby assumes and agrees to timely perform Seller's obligation to render the services or deliver the goods for which adjustments are made pursuant to this subparagraph. To this end, Seller shall prepare a statement at Closing that shall contain Seller's description and calculation of the amount of each item described in this subparagraph;

          (e) if after Closing Buyer is to receive the benefit of any expenses prepaid by Seller, the Purchase Price and the amount Buyer is required to pay to Seller at Closing shall be increased by the amount of such prepaid expenses, and such prepaid expense shall not be treated as Excluded Property hereunder;

          (f) the amount of the initial Purchase Price and the amount of cash Buyer is to pay at Closing also shall be reduced by deducting therefrom (i) the amount necessary to satisfy and cure each breach by Seller as of the Closing Date of any representation, warranty, or covenant made by Seller in this agreement and (ii) the amount necessary to discharge or cure each Lien applicable to any part of the Property Sold as of the Closing Date, other than Permitted Liens (hereinafter defined);

          (g) from the amount of cash Buyer is to pay at Closing there also shall be deducted $50,000.00, which, together with $50,000.00 in cash then supplied by Buyer, Buyer and Seller shall pay into an escrow account (the "Closing Escrow Account"), which shall be an account in the joint names of Alan R. Brill and Seller's president (jointly the "Escrow Agents"; each of whom has signed this Agreement as "Escrow Agents" solely for the purpose of agreeing to act as such) in such bank or other checking institution as the Escrow Agents shall select. The Closing Escrow Account shall be used to pay final Closing Adjustments to the party entitled thereto as and to the extent herein provided, and

          (h) as soon after Closing as is reasonably practicable, but in no event later than 60 days following Closing,


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



     Buyer's employees, under the direction and supervision of Escrow Agents, shall prepare and provide to each of Seller and Buyer a Statement (the "Statement") of the foregoing Closing Adjustments. To the extent the Statement indicates a net increase in the Purchase Price, Seller shall be entitled to receive from the Closing Escrow Account, and the Escrow Agents shall immediately return to Seller the $50,000 deposited by it in the Closing Escrow Account plus an additional amount equal to the net increase in the Purchase Price. Any amounts remaining in the Closing Escrow Account after such payments have been made shall be immediately paid to Buyer. If such increase in the Purchase Price is in excess of $50,000, then the Escrow Agents immediately shall pay to Seller all amounts in the Closing
     Escrow Account, and Buyer immediately shall pay to Seller the amount of such excess by cashiers check or wire transfer of immediately available funds. To the extent the Statement indicates a net decrease in the Purchase Price, Buyer shall be entitled to receive from the Closing Escrow Account, and the Escrow Agents immediately shall return to Buyer the $50,000 deposited by it in the Closing Escrow Account plus an additional amount equal to the net decrease in the Purchase Price. Any amounts remaining in the Closing Escrow Account after such payments have been made shall be immediately paid to Seller. In the event such decrease in the Purchase Price is in excess of $50,000, then the Escrow Agents shall immediately pay to Buyer all amounts in the Closing Escrow Account, and Seller immediately shall pay to Buyer the amount of such excess by cashiers check or wire transfer of immediately available funds. If the Escrow Agent cannot agree upon such final determination and payments, they shall retain Ernst &
     Young, One IBM Plaza, Chicago, Illinois ("Accountants"), whose costs and fees shall be borne equally by Seller and Buyer, to prepare a report making such determination, which determination shall be final and binding upon all parties.

     2.3 Security. Subject to each Lien (hereinafter defined) then existing as to any part of the Property Sold, at Closing Buyer shall duly execute and deliver to Seller a security agreement in the form of Exhibit 2.03.1 ("Security Agreement"), securing payment of the Note as and to the extent therein provided.

     2.4 Preliminary and Closing Financials. Not less than seven (7) days before the Closing Date, Seller will deliver to Buyer financial statements of Seller ("Preliminary Financials") sufficient for Buyer to make a tentative determination of the Purchase Price and the Closing Adjustments prepared in accordance with generally accepted accounting principles and practices applied on a basis consistent with Seller's past practices, except that they shall be prepared as if they were for a fiscal year of Seller then ending and normal year-end adjusting entries had then been made. Such statements shall be certified to Buyer by an appropriate officer of Seller as having been so prepared and as fairly presenting Seller's then financial position and the results of Seller's operations and the changes in its financial position as


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at the end of and for the  period  then  ended  and for the  twelve  months  and portion of the fiscal year to the end of such month, as adjusted in compliance with this paragraph. Immediately upon the later of (a) thirty (30) days after Closing, or (b) ten (10) days after Buyer's receipt of financial statements of Seller ("Closing Financials") prepared and certified by Seller as at the end of and for the normal reporting period ending either with or most nearly before or after the Closing Date in the same manner as provided for the Preliminary Financials, Buyer and Seller shall finally determine the final amount of the Closing Adjustments required by paragraph 2.2 after a review and analysis of the Closing Financials and, if necessary, of the books and records of Seller, and thereafter the parties shall make final settlement of the Closing Adjustments. If the parties determine as a result of such final settlement that one of the parties is entitled to receive a payment from the other party for additional Closing Adjustments, then the amount thereof shall be paid in cash first from the Closing Escrow Account, with any unpaid balance to be paid thereafter by the obligated party. When all Closing Adjustments have been determined and paid, any balance remaining in the Closing Escrow Account shall be paid to the Seller. If after receipt of the Accountants' report, and after exhausting the Closing Escrow Account, and after taking into account the costs for having the report prepared, either Buyer or Seller is entitled to receive more than Five Thousand ($5,000.00) in additional Closing Adjustments from the other party, the other party promptly shall pay the amount actually owed in cash to the party entitled thereto.

     3. Closing.

     3.1 Closing and Closing Date. Unless earlier terminated or postponed as herein provided for, consummation of the sale and purchase contemplated by this Agreement ("Closing") shall take place beginning at 10:00 o'clock a.m., local time, on February ___, 1998 (or at such other time and place as Buyer and Seller hereafter may agree upon in writing) (the "Closing Date") at the offices of Seller in Gaylord, Michigan, and shall be effective as of 12:01 a.m. on February, 1998.

     3.2 Duties of Seller at Closing. At Closing and contemporaneously with Buyer's performance of its obligations described in paragraph 3.3, Seller agrees to, and at Seller's sole expense, shall tender and deliver to Buyer at 10:00 o'clock a.m., local time, on the Closing Date, in form and substance reasonably satisfactory to Buyer and its counsel each of the following:

          (a) such documents and duly executed instruments as shall be necessary and appropriate to carry out the transactions contemplated by and the intent of this Agreement, including, without limitation, and instruments of conveyance, assignment, consent, or transfer sufficient to assign, convey, transfer to, and vest in Buyer all right, title, and interest in and to Shopping


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     Guides  and each  item of the  Property  Sold free and clear of any and all
     Liens and subject only to Permitted Liens;

          (b) peaceful, exclusive, and unencumbered possession of the Property Sold, subject only to Permitted Liens, in the same condition as at this date, ordinary wear-and-tear excepted;

          (c) a copy, certified by an appropriate officer of Seller as being true and complete, of Seller's bylaws and articles of incorporation as then in effect and of necessary corporate proceedings and resolutions heretofore duly adopted by Seller's board of directors and Seller's Shareholders authorizing and approving Seller's execution and delivery of this Agreement and consummation of the transactions contemplated hereby;

          (d) the legal opinion of Honigman, Miller, Schwartz and Cohn, 2290 First National Bank Bldg., 660 Woodward Avenue, Detroit, Michigan 48226-3583 ("Seller's Counsel") dated as of the Closing Date, substantially in the form and substance of Exhibit 3.02;

          (e) each financial statement, document, opinion, waiver, consent, certificate, or instrument that Seller is required to deliver under this Agreement;

          (f) a copy of the Security Agreement dated as of the Closing Date and duly executed by all parties thereto other than Buyer;

          (g) a copy of a Noncompetition Agreement substantially in the form and containing the substance of Exhibit 3.02.1 hereto (the "Noncompetition Agreement") duly executed by each of the Shareholders;

          (h) within five (5) days after the Closing Date, an aged (30, 60, 90 days, etc.) list of all accounts receivable of Seller as of the latest period end at or prior to the Closing Date listing for each such account the account name, address, amount due, due date of the oldest portion, and date to which service has been provided ("Accounts Receivable List"), which Accounts Receivable List shall be updated to the Closing Date, as necessary, through the efforts of Buyer and Seller;

          (i) a duly executed copy of each instrument of consent, waiver, or approval described in paragraph 6.4 and of each instrument necessary or effective to terminate as of the Closing Date each employee benefit plan (if any) applicable to any of Seller's employees;

          (j) the Assumption Agreements (hereinafter defined) duly executed by each party thereto other than Buyer;


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          (k) a copy of a lease in the form and  substance  attached  hereto  as
     Exhibit 3.02.2 (the "Lease"), duly executed by all parties other than Buyer; and

          (l)  each  other  document  opinion,  waiver,  consent,   certificate,
     statement, or instrument that this Agreement requires Seller to deliver.

     3.3 Duties of Buyer at Closing. At Closing, and contemporaneously with Seller's performance of its obligations described in paragraph 3.2, Buyer agrees to and at Buyer's sole expense shall tender and deliver to Seller in form and substance reasonably satisfactory to Seller and Seller's Counsel, each of the following:

          (a) the Purchase Price, as adjusted, paid as herein agreed;

          (b) a duly  executed copy of the Security  Agreement,  dated as of the
     Closing  Date,   together  with  such   financing   statements   and  other
     documentation reasonably necessary to perfect Seller's security interest;

          (c) the legal opinion of Thompson & McMullan, P.C., 100 Shockoe Slip, Richmond, Virginia 23219, dated as of the Closing Date, substantially in the form and containing the substance of Exhibit 3.03;

          (d) the Noncompetition Agreement(s) duly executed by Buyer and all parties thereto, together with proof of payment of any amounts therein specified to be paid by Buyer at Closing;

          (e) the Lease, duly executed by Buyer and all parties thereto;

          (f) the Assumption Agreements duly executed by Buyer;

          (g) a copy, certified by the managing member of Buyer as being true and complete, of Buyer's articles of organization and operating agreement, a certificate of good standing of Buyer, and a certified copy of the resolutions of Buyer's member(s) approving and authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

          (h) each other document, opinion, waiver, consent, certificate, statement, or instrument that this Agreement requires Buyer to deliver.

     3.4 Certain Liabilities. On and after Closing, and as expressly set forth in assumption instruments executed and


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delivered by Buyer at Closing (the "Assumption  Agreements"),  Buyer will assume and agree to perform and discharge in accordance with the terms thereof, all of Seller's obligations arising subsequent to Closing under the Assumed Contracts that are listed and described on Exhibit 1.01.3, true copies of which shall have been supplied to Buyer before the Closing Date. Buyer assumes and shall be liable for no other liability of Seller, contractual or otherwise, and Seller covenants and agrees with and for the benefit of Buyer that Seller will perform and discharge all obligations of Seller (contractual or otherwise) not expressly so assumed by Buyer in writing at Closing, including, without limitation, any obligation for payment of Seller's accounts payable. Without limiting the generality of the foregoing, Seller agrees that Buyer is not, directly or indirectly, assuming or agreeing to assume and shall not be liable for any liability or obligation of Seller to Seller's employees, including without limitation any such liability or obligation in respect of wages, salaries, bonuses, or accrued vacation, sick, or other pay, except that Buyer hereby assumes and shall be responsible for payment of normal earned vacation eligibility or unpaid vacation pay for each of Seller's employees hired by Buyer for vacation earned within one year prior to the Closing Date but not yet taken by any such hired employee as of the Closing Date and the pro rata vacation earned between any such hired employee's last previous anniversary date and the Closing Date, unpaid vacation pay of James R. Glasser ("Glasser"), whether or not he is hired by Buyer, in the amount of Two Thousand Two Hundred Thirty and 73/100 ($2,230.73). In the case of Glasser, such amount shall be paid by Buyer to Glasser at Closing. All such unpaid vacation pay and eligibility is described on the attached Exhibit 3.04.

     3.5 Consents; Further Assurances. Seller shall obtain all material agreements, consents, waivers, or approvals of third parties necessary or appropriate for Closing or consummation of the transactions contemplated hereby. After Closing, on Buyer's reasonable request and at Buyer's expense, at any time or from time to time, Seller shall take or cause to be taken all such further actions and shall execute, acknowledge, and deliver all such instruments as reasonably may be required to memorialize or effectuate the transactions occurring at Closing in order to ensure that Buyer receives and realizes all of Seller's rights in the Property Sold as of Closing.

     3.6 Collection of Accounts Receivable. At Closing, Seller will deliver Seller's existing accounts receivable on the Accounts Receivable List. Such Accounts Receivable List will be used by Buyer for purposes of collection only for the period of one hundred twenty (120) days immediately following Closing (the "Collection Period"). Acting as Seller's agent, during the Collection Period Buyer shall have the exclusive right to and shall make commercially reasonable efforts to collect Seller's accounts receivable listed on the Accounts Receivable List, but shall not be required to expend or advance any of its funds, to locate any debtor, or to institute or defend any suit, action, claim, or counterclaim in any legal or equitable proceeding. Under no circumstances shall Buyer be required to engage counsel or any outside collection agency or facility in collecting Seller's accounts receivable. Payments received on an account from any customer of Buyer that is an account debtor for an account of Seller on the Accounts Receivable List shall be applied first to the Seller's account on such list, unless such customer shall designate some other application of such payment or shall contest the account receivable, in which case Buyer shall promptly notify Seller of such designation or contest and return to Seller the account relating to such customer and thereafter shall have no further obligation with respect thereto. If Seller requests, Buyer also shall promptly return to Seller any account of Seller that is over 90 days old, and Buyer shall have no further obligation with respect to such account. Buyer shall transmit all monies collected on Seller's accounts receivable to Seller within fifteen (15) days after the end of each month in which such monies are collected. Upon expiration of the Collection Period, Buyer shall be relieved of all responsibility for, or to attempt collection of, Seller's accounts receivable, and thereafter Seller alone shall be responsible for collection of any balances due on such accounts. Within twenty (20) days after expiration of the Collection Period, Buyer will make final payment to Seller of the amounts collected on Seller's accounts and shall return to Seller each then uncollected Seller's account together with a final statement of the accounts outstanding.

     4. Seller's and Shareholders' Representations and Warranties.

     To induce Buyer to enter into and perform pursuant to this Agreement, Seller and Shareholders, jointly and severally, represent and warrant to Buyer that each of the following is true:

     4.1 Corporate Organization, Qualification, Authorization, etc. Seller is a corporation duly incorporated, validly existing, and in good standing under the laws of the state of its incorporation, has no subsidiaries, has all corporate power and authority to conduct its business as it is now being conducted, to own and operate Shopping Guides, and to own, possess, occupy, use, or operate the Property Sold and is duly qualified to do business in any state where the nature of its business or properties requires it to be so qualified. To Seller's knowledge, Seller has not violated and has duly complied with all applicable laws, rules, and regulations relating to the ownership and use of its properties and the conduct of its business and knows of no law, rule, or regulation that will require a material, adverse change in Shopping Guides' present operation or the use and enjoyment of the Property Sold or that will cause Buyer to incur any material liability after Closing.

     4.2 Seller's Property. Seller is the sole owner and publisher of the Shopping Guides and has good and valid title to the Property Sold free and clear of Liens other than Permitted Liens. To Seller's knowledge, Seller has the exclusive right to use of the Names in each of counties where such Names are registered.

     4.3 Distribution. For the six (6) consecutive publication days ending December 28, 1997, the average distribution of Shopping Guides was not less than ___________, which is within the normal range expected to be attained by Shopping Guides during that period.

     4.4 Financial Statements. Seller has furnished Buyer with the following financial statements: Seller's (a) financial report with additional information December 31, 1997; (b) year end adjusted as of December 31, 1997, balance sheet;
(c) balance sheet/financial statement as of December 31, 1996 -- operating adjusted; (d) balance sheet/financial statement as of December 31, 1995 -- operating adjusted; (e) financial report with additional information December 31, 1996; and (f) financial statements and supplementary information for the years ended December 31, 1995 and 1994 (collectively, the "Financial Statements"). Each book or record of Seller that has been or may be exhibited to or examined by Buyer before Closing is and will be true, correct, and complete. Except as otherwise expressly disclosed therein, each of the Financial Statements was prepared in accordance with generally accepted accounting principles and policies consistently applied throughout the periods involved (except that the Seller provides pension benefits to retired officers and records these benefits when paid), and, subject to any qualifications therein expressly stated (and to normal year-end audit adjustments in the case of interim financial statements), the Financial Statements fairly present Seller's then financial position and the changes in financial position and results of operations for the time periods covered and as at the times therein indicated, and the revenues and accounts therein reflected arose from bona-fide transactions in the ordinary course of Seller's business. Except as, and only to the extent disclosed on Exhibit 4.04 or fully and fairly identified, separately disclosed, and properly reflected or reserved against in the Financial
Statements, Seller has received no material items of extraordinary, non-recurring, or non-operating revenues or income, and has no material debts, liabilities, or other obligations (including, without limitation, obligations for federal, state, or local taxes or other governmental assessments or penalties, and obligations for advances, directly or indirectly, incurred or made to any affiliate or stockholder of Seller), direct or indirect, absolute, contingent, or otherwise, due or to become due [other than normal and usual forward obligations (other than for borrowed money) incurred in the ordinary course of Seller's business] that do not in the aggregate have a material, adverse effect on Seller, and there have been no changes in the accounting principles, estimates, methods, or practices applied in preparing the Financial Statements, except that classified advertising sales have been recorded as income when produced rather than on a cash basis. Seller maintains such books and records as are customarily kept under current business practices by businesses of equivalent size and nature, and such books and records fully and fairly reflect all of Seller's transactions. Seller will furnish Buyer with Seller's usual interim operating statements and balance sheets for Shopping Guides as of each month-end (and as of and for each reporting period then ending) until Closing, and each of these statements shall be correct and complete. The Financial Statements include as revenues only those revenues arising from Seller's operations conducted in the ordinary course and in a fashion consistent with Seller's past practices and reflect all expenses incurred in the operations of Seller for each period of time covered therein. See Rider 4.4 attached.

     4.5 Conduct of Business;  Absence of Change.  Since the date that is twelve
(12) months earlier than the date hereof, there has been: (i) no material, adverse change in the condition (financial or otherwise) of Seller, or in Seller's overall business, revenues, expenses, liabilities, financial condition, properties, or operations, or to Seller's knowledge, in any laws, rules, or regulations applicable thereto; (ii) no fire, explosion, storm, accident, condemnation, damage, theft, destruction, fraud, or loss (whether or not covered by insurance) materially affecting Shopping Guides, Seller's business, or any part of the Property Sold; and (iii) to Seller's knowledge, no other occurrence, event, condition, change in condition, or state of facts that affected, affects, or may affect Seller, Seller's business, Shopping Guides, or any part of the Property Sold in any material, adverse manner.

     4.6 Title to Property Sold. Except as otherwise expressly disclosed and described in Exhibit 4.06 as permitted liens ("Permitted Liens") and except for property leased by Seller pursuant to leases disclosed to Buyer, Seller is the sole owner of and has, and at Closing will convey and transfer to Buyer, good, valid, and marketable title to and all rights in (and the right to immediate, exclusive, peaceful, and unencumbered possession of) the Property Sold free and clear of any and all Liens except any then existing Permitted Liens, and Seller's said title is warranted against the claims of any and all persons. The Property Sold and the Excluded Property include all property used by Seller in the operation of Shopping Guides and its business to produce the revenues reflected in the Preliminary Financials and to be reflected in the Closing Financials.

     4.7 Absence of Certain Actions. Since the date hereof Seller has not taken any action described in paragraph 5.2 of this Agreement, and Seller and Shareholders have complied with each applicable term, covenant, agreement, and condition of this Agreement.

     4.8 Claims or Litigation. Other than a dispute with Publishing Partners International, the details of which have been disclosed to Buyer, there are not pending or, to Seller's knowledge, any basis for or threatened, any suits, actions, proceedings, charges, claims, disputes, investigations, or inquiries, against, or relating to, or that might result, singly or in the aggregate, in any material, adverse change in the operations or condition of Seller, the Property Sold, the Shopping Guides, Seller's business, or any part or parts thereof, and nothing restrains or prohibits or seeks to restrain or prohibit consummation of the transactions contemplated hereby or questions the legality, validity, or enforceability of this Agreement or any action taken or to be taken pursuant hereto or in connection with the transactions contemplated hereby; to Seller's knowledge, Seller has at all times complied in all material respects with all applicable laws, ordinances, rules, and regulations (including those relating to zoning and use of the Property Sold), and Seller knows of no violation of any law, ordinance, rule, or regulation by Seller or by any of its officers, directors, agents, servants, or employees, and there are no material injunctions, judgments, orders, or decrees outstanding or being sought against Seller, any part of the Property Sold, or any of Seller's publications, products, or services.

     4.9 Licenses and Permits. Seller has all franchises, licenses, certificates, and permits needed to possess, own, lease, use, or occupy the Property Sold, to operate and publish the Shopping Guides, and to conduct Seller's present business; each is in full force and effect, and no action is pending or, to Seller's knowledge, threatened looking toward any amendment, revocation, or limitation thereof.

     4.10 Tax Matters. Seller has properly filed in correct form with appropriate governmental agencies all tax returns required to be filed by it; all taxes due and payable by Seller have been properly reported, determined, and paid, and Seller has no liability for payment of any unpaid tax or penalty. No waiver of any statute of limitations has been given by Seller, and there are no agreements or applications by Seller for any extension of time for the assessment or payment of any tax. Except for title and transfer charges for transferring title to Seller's vehicles, Seller has paid or shall pay any and all taxes (excluding all sales or use taxes) arising out of or becoming due or payable because of Closing or the purchase and sale of the Property Sold as contemplated hereby and all taxes and assessments levied against Seller, or the Property Sold with reference to or arising out of events occurring prior to Closing. If requested by Seller, Buyer will furnish Seller with Buyer's employer identification number and a certification that Buyer is purchasing the Inventories for resale.

     4.11 Condition of Property Sold. Except as disclosed on Exhibit 4.011, each tangible item of the Property Sold is in good and proper operating condition and repair and to Seller's knowledge free of defects (ordinary wear-and-tear excepted).

     4.12 Advertising Rates. Seller has supplied Buyer with schedules of the current advertising rates customarily being charged and received by Seller with regard to Shopping Guides.

     4.13 Employee Status. Seller has delivered to Buyer an accurate and complete copy of Seller's current payroll roster showing the name and address of each person entitled to receive compensation from Seller for services as an employee of Seller and for each: his or her job title and description, nature of compensation (salary, wages, and/or commissions), current rate of compensation, bonus to which entitled during the current year, or, if none, the amount of bonus paid during the last year, each vacation period (with pay) to which entitled during this calendar year, and each fringe benefit or other significant arrangement with respect to such person's employment by Seller. Immediately prior to the Closing Date Seller will deliver to Buyer a then current version of each such payroll roster. Within the last six months there have been no significant increases other than increases consistent with Seller's past practices in the salaries payable to Seller's employees, and no commitments or agreements have been made, or are anticipated relating to employees' salaries or compensation, except that each of Seller's employees will receive a bonus based upon a percentage of their annual compensation multiplied by the number of years employed by Seller. Except for vacation pay to certain employees assumed by Buyer as provided in paragraph 3.4, within ten days after Closing each of Seller's employees will have been paid all wages, salaries, commissions, severance pay, vacation pay, sick leave, or other pay, benefits, or entitlements earned or accrued by or for each such employee as of, prior to, or as a result of Closing. Seller knows of no plan by any employee of Seller to refuse later employment with Buyer (if such employment is offered on the same or similar terms) that has not been disclosed to Buyer.

     4.14 Operating Agreements; Working Conditions. Except as disclosed to Buyer, Seller has no written or oral contract, express or implied, with any of its executives or other employees, is not a party to any contract with a labor organization or to any collective bargaining agreement covering or relating to any employee(s) and has not recognized, is not required to recognize, and has received no petition or demand for election or recognition of, a collective bargaining representative or agent for any of its employees. Seller is not affected by any present or, to Seller's knowledge, threatened strike or other labor dispute or disturbance, has complied in all material respects with all applicable laws, rules and regulations relating to conditions for employment or discharge of its employees, including those relating to wages, hours, discrimination, occupational safety and health, collective bargaining, and the withholding and payment of taxes and contributions, has withheld all amounts required by law or agreement to be withheld from the wages or salaries of its employees, and is not liable for any arrearages of wages or for any tax or penalty for any failure to comply with such laws, rules, or regulations. There are no material controversies pending or to Seller's knowledge threatened between Seller and any employees or any labor union.

     4.15 Benefit Plans. Seller maintains certain employee benefit plans for the benefit of its employees. Buyer shall have and incur no funding or other obligation or liability in connection with any such plans, their funding or termination, or any withdrawal therefrom, in whole or in part. Seller shall be responsible for compliance with Code Section 4980B as applied to its current and former employees and to those employees who experience a qualifying even as a result of this transaction.

     4.16 Authorization for Agreement. Seller has full power and authority to execute, perform, and deliver this Agreement and to consummate the transactions contemplated hereby. Seller's execution of, delivery of, performance of, compliance with, and Closing of this Agreement have been duly and validly authorized by all necessary corporate action and will not (a) constitute or result in a breach of (or default under) any term, condition, or provision of (or result in the creation of any Lien, charge, or encumbrance upon any of the Property Sold pursuant to) any of the Contracts (hereinafter defined), any articles of incorporation, bylaw, contract, mortgage, lien, indenture, lease, agreement, commitment, arrangement or understanding, or any other instrument to which Seller is a party or by or to which it or any of the Property Sold is bound or subject, (b) to Seller's knowledge violate any statute, law, ordinance, rule, regulation, judgment, or order binding upon or applicable to Seller or the Property Sold, in whole or in part, (c) to Seller's knowledge expose Seller or Buyer to any liability or penalty under any law, (d) result in any loss to or restriction upon Shopping Guides or upon the use of any of the Property Sold,
(e) to Seller's knowledge adversely affect the validity, continuation, or effectiveness of any permit, license, franchise, or right enjoyed by Seller, (f) give any party to any of the Contracts, or any other agreement to which Seller is a party, any right of cancellation or termination, or (g) give anyone any right to accelerate the maturity of any indebtedness for which Seller is a direct or indirect, or primary or secondary, obligor, or to claim any fraud, default, or breach with respect to anyone or any such indebtedness. This Agreement and its execution by Seller have been duly approved by a vote of Seller's Shareholders.

     4.17 Agreements, Contracts, Leases, etc. Exhibit 4.017 contains an accurate and complete list and brief description of each material agreement, obligation, contract, and commitment (oral or written, express or implied) to which Seller is a party, or by which it is bound, or by which the Property Sold is bound (including all of Seller's delivery, advertising, or printing contracts, if any) ["Contract(s)"], and an accurate and complete copy or statement of the terms of each such Contract has been or will be forthwith supplied to Buyer. Except as so listed and described in Exhibit 4.017, Seller is not a party to any other material contract, obligation, or agreement (oral or written, express or implied), including, without limitation, any (i) bonus, retirement, deferred-compensation, pension, profit-sharing, stock option, hospitalization, or employee stock purchase or retirement agreement, policy, or plan, or other employee benefit plan; (ii) agreement with any employee; (iii) agreement of guarantee or indemnification;
(iv) loan or credit agreement; (v) employment contract; (vi) lease to or for any material property, real or personal; (vii) material sales or advertising agency contract; (viii) contract or commitment under which there is an obligation on any party thereto to pay more than $5,000.00; (ix) service or commission contract for a period in excess of thirty (30) days; or (x) any agreement or commitment containing a covenant limiting Seller's freedom to compete with any person or to engage in any line of business. Each Contract is in full force and effect, legal, valid, binding, and enforceable in accordance with its terms; Seller has not defaulted as to or breached, nor has it received notice of any claim or assertion that it has defaulted as to or breached, any term or condition of any Contract or of any other agreement, obligation, contract, lease, or commitment applicable to it, and no event has occurred that with notice or the lapse of time, or both, would constitute such a breach or default. Seller's rights under each Contract are assignable to Buyer, and Seller now knows of no term, condition, or provision of, or event affecting, any Contract, Lease, or other agreement, contract, lease, obligation, or commitment that might affect the validity, continuation, or effectiveness thereof upon assignment to Buyer, or that might prevent Buyer from realizing Seller's present rights and benefits to accrue thereunder in due course after Closing.

     4.18 Insurance. Seller has delivered to Buyer a list and brief description of Seller's insurance policies.

     4.19 Environmental Matters. To Seller's knowledge, no part of the Property Sold ever has been used in violation of any applicable Environmental Law to generate, manufacture, refine, transport, release, treat, store, handle, or dispose of any hazardous, industrial, toxic, or harmful substances, wastes, or materials (e.g. asbestos, urea formaldehyde, polychlorinated biphenyls, or other waste exhibiting hazardous characteristics) or any substance or element the generation, release, storage, use, or handling of which is prohibited or regulated (singly, a "Hazardous Material"; collectively, "Hazardous Materials") by or pursuant to any law, rule, or regulation (federal, state, or local) regarding, in whole or in part, (a) health or safety, or (b) the effect of

Hazardous Materials on land, water, air, or the environment (e.g. the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; 42 U.S.C.; ss. 6.01 et seq.; the Resource Conservation and Recovery Act; or similar acts), or (c) the use, transport, handling, storage, treatment, release, or disposal of any such Hazardous Materials (singly, an "Environmental Law," collectively, the "Environmental Laws"). To Seller's knowledge, Seller always has materially complied with each and all such Environmental Laws. To Seller's knowledge, no event has occurred at the Property Sold and no condition now exists at or affects any part of the Property Sold that is likely to result in any material complaint, notice, citation, action, proceeding, or investigation before any governmental authority in connection with any Hazardous Material or any Environmental Law or the violation thereof, or any claim against or liability of Seller or Buyer to any authority, person, or persons arising out of or based on any Environmental Law or the breach or enforcement thereof.

     4.20 Execution, Validity. This Agreement is lawful and has been duly executed and delivered by Seller and each of Shareholders, which execution and delivery by Seller was duly and validly authorized by all necessary corporate action by Seller and its Shareholders, and this Agreement constitutes a legal, valid, and binding agreement of Seller and each of Shareholders enforceable against Seller and each of Shareholders in accordance with its terms. Each of Shareholders executing this Agreement as a trustee or other fiduciary has all requisite power and authority to enter into and perform this Agreement as so agreed.

     4.21 Statements, Etc., True and Not Misleading. No representation or warranty made by Seller or the Shareholders in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein not misleading in the circumstances.

     4.22 Conveyances, Etc. When executed and delivered to Buyer at Closing, each instrument of conveyance, assignment, consent, or transfer will constitute the legal, valid, and binding obligation of the parties thereto, and such instruments will be effective to vest in Buyer, and as of Closing Buyer will thereby receive and become the sole, vested owner of all right, title, and interest in and to the Property Sold, subject only to any then existing Permitted Liens.

     4.23 Investment. On Closing Seller will take the Notes for its own account, for investment purposes only, and not with a view or intention to distribute or otherwise dispose of all or any part thereof. Seller understands that each Note is to be issued without registration under any "blue sky" law and pursuant to an exemption from registration under provisions of the Securities Act of 1993 as amended (the "Act") and that Seller may not hypothecate or otherwise transfer or dispose of any Note except upon registration under the Act, unless an exemption from registration provisions of the Act is available. Before transferring or disposing of any Note in a transaction Seller believes to be so exempt from registration Seller will give Buyer notice of such proposed disposition accompanied by an opinion of counsel satisfactory to Buyer in all respects to the effect that an exemption from registration under the Act is available with respect to the proposed disposition, and any new note issued by Buyer under such circumstances shall bear a legend similar in form and substance to that appearing on Exhibit 2.01.1. Seller is aware that Buyer is a newly formed company with limited capital and no previous financial or operating history, that for the foreseeable future payment of the Notes probably will be derived solely from Buyer's publication of Shopping Guides and its use of the Property Sold. Seller is able to bear the economic risk of holding the Notes for an indefinite period and has received or had free access to all necessary information, financial or otherwise, concerning Buyer.

     5. CONDUCT PRIOR TO CLOSING.

     Seller covenants and agrees that from the date hereof and until Closing:

     5.1 Conduct of Business. Seller will operate Shopping Guides' business and conduct its business only in the ordinary course of business, in accordance with Seller's customary policies and practices, in material compliance with all applicable laws, rules, and regulations, and substantially in the same manner as heretofore and will use its reasonable efforts to discharge and satisfy all of its obligations in due course, to preserve Seller's present business organization intact, to preserve Seller's business reputation, to keep available the services of Seller's present officers, agents, and employees, to prevent any material, adverse change in Seller, Seller's business, the Shopping Guides, or any part of the Property Sold, and to preserve Seller's present customers and present relationships with those having business dealings with Seller. Seller will take reasonable actions so that each condition of Section 6. of this Agreement will be satisfied as of the Closing Date, will maintain in full force and effect all franchises, licenses, and permits held by it, and will maintain the Property Sold in the same repair, order, and condition as at the date hereof, ordinary wear-and-tear excepted.

     5.2 Restricted Activities and Transactions. From the date hereof, until Closing, except as may otherwise be permitted or required hereby, without Buyer's prior consent expressly identifying and referring to this paragraph 5.2, which consent shall not be unreasonably withheld or delayed, Seller will not directly or indirectly do or agree to do, and within the past forty-five (45) days Seller directly or indirectly has not done or agreed to do, any one or more of the following:

          (a) encumber, mortgage, pledge, or subject the Property Sold or any part thereof to any Lien, security interest, charge, or encumbrance;

          (b) grant, agree to, offer, or pay any kickback, discount, incentive payment, commission, or promotional or other allowance to any person, or sell or agree to sell or otherwise dispose of any part of the Property Sold in each case other than sales for value, at usual rates, and in the ordinary and normal course of business;

          (c) agree to terminate, amend, restrict, extend, or waive any material right under or materially affecting any Contract or the value of all or any material part of the Property Sold;

          (d) conduct its business or operate the Shopping Guides other than in the normal and usual manner in the ordinary course, or other than in material compliance with all applicable laws, rules, and regulations of all local, state, and federal authorities, entities, and agencies;

          (e) vary materially from the advertising rates currently being charged and received by Seller;

          (f) except as disclosed to Buyer, pay, paid, or agreed to pay, any bonus to any person, or make or agree to make any material change in the compensation payable or to become payable to any employee or agent of Shopping Guides;

          (g) enter into any employment contract or lease; or

          (h) except as disclosed to Buyer, enter into any contract or other commitment binding upon Seller or Shopping Guides for a period of more than thirty (30) days or other than in the ordinary course of business.

     5.3 Full Access. At reasonable times during normal business hours after notice from Buyer, Seller will afford Buyer, or Buyer's representatives, agents, attorneys, employees, or accountants, full access to Seller's and Shopping Guides' premises, the Property Sold, and all facilities, equipment, offices, properties, books, and records relating thereto in order that Buyer may cause to be made desired investigations of Seller's affairs or necessary copies of its records, and will cause Seller's officers to furnish Buyer with such information concerning Shopping Guides, Seller's business, and the Property Sold as Buyer reasonably may request.

     5.4 Reports; Taxes; Etc. Seller will properly and timely file all reports or returns it is required to file with federal, state, foreign, local, or other authorities (including taxing authorities) and will pay all required taxes, charges, and assessments as required in due course, and on or before the Closing Date Seller will pay all required taxes, charges, or assessments due and payable by Seller on or before the Closing Date.

     5.5 Waiver of Bulk Sales Compliance. Buyer and Seller each waives compliance with the provisions of applicable statutes relating to bulk transfers or bulk sales. Seller and Shareholders agree to indemnify Buyer from any loss, costs, or damage arising out of such waiver.

     5.6 Termination of Plans. At its sole expense, and without any liability to Buyer, Seller shall terminate or cause to be terminated each pension, profit sharing, or other employee benefit plan applicable to Seller's employees, all in accordance with the provisions thereof and applicable laws, rules, and regulations and shall satisfy and discharge each withdrawal, termination, or other liability thereunder.

     5.7 Notice of Breach or Change. Seller will promptly notify Buyer if Seller believes or realizes that Seller will be unable to comply with or satisfy any condition of Section 6.

     5.8 Taxes. Buyer will pay all title and transfer charges for transferring title to Seller's vehicles and all sales or use taxes arising out of or becoming due and payable because of Closing or the purchase and sale of the Property Sold as contemplated hereby.

     6. CONDITIONS TO BUYER'S OBLIGATIONS:

     As conditions precedent for the sole benefit of Buyer, which Buyer may waive only by and to the extent of its express written waiver given hereafter, Closing and each obligation of Buyer under this Agreement shall be subject to and conditioned upon Buyer being satisfied, on or before and as of Closing, of each of the following:

     6.1 Compliance with Agreement; No Prohibition. Each material term, covenant, agreement, and condition of this Agreement to be complied with or performed by Seller or Shareholders until, at, or prior to Closing shall have been complied with or performed in all material respects, or waived by Buyer, this Agreement shall not have been terminated by Buyer as permitted hereby, and nothing then shall (and no action shall have been commenced seeking to) restrain, inhibit, penalize, or prohibit Closing or the conduct of the Shopping Guides' business by Buyer after Closing as contemplated hereby.

     6.2 Representations and Warranties. Unless waived, each of Seller's representations and warranties contained herein shall in all material respects have been true and correct when made, shall be deemed to be made again at and as of Closing, and then shall be in all material respects true and correct.

     6.3 Delivery. Buyer shall not have terminated this Agreement as permitted hereby, and Seller shall have delivered to Buyer each item described in paragraph 3.2.

     6.4 Approvals and Consents. All material agreements, consents, waivers, or approvals of each public authority or other person or entity, natural or corporate, public or private, necessary or appropriate for Closing or for consummation of the transactions contemplated hereby without diminution, loss, termination, or restriction of any material right of Seller shall have been obtained from such parties in such form and substance as is reasonably satisfactory to Buyer, and copies thereof delivered to Buyer. If necessary and requested by Buyer, the other parties to any material agreements to which Seller is a party shall have consented to Closing.

     6.5 Contracts. Seller shall have assigned, set over, and transferred to Buyer all of its right, title, and interest in each Assumed Contract identified on Exhibit 1.01.3 in a form reasonably satisfactory to Buyer's counsel and at Closing shall have delivered to Buyer peaceful possession of the Property Sold.

     6.6 Other Contracts. On or before Closing hereunder, Closing (as therein defined) shall occur or have occurred as to each of the following contracts ("Affiliated Contracts"), including the execution of each of the noncompetition agreements associated therewith (jointly and severally with the Noncompetition Agreement, the "Noncompetition Agreements"): Advertisers PS, LLC and Advertiser's Postal Service Corporation, and Central Printing Service, LLC and Central Printing Corporation.

     6.7 Inventories. As of Closing, Seller's Inventories shall be at usual and normal levels and sufficient to satisfy the Shopping Guides' needs for at least 45 days following Closing.

     6.8 Liabilities Current. As of Closing each of Seller's liabilities (including all current liabilities, long term debt, and lease obligations) shall be current, not in default, and not past due.

     7. INDEMNIFICATION AND RISK OF LOSS:

     7.1 Indemnity of Buyer. Subject to the limitations of paragraph 7.3, Seller and Shareholders, jointly and severally, agree to indemnify, defend, and hold Buyer, its owners, officers, agents, representatives, successors and assigns, jointly and severally, harmless from and against each, any, and all actions, suits, causes of action, losses, costs, claims, assessments, damages, response costs, liabilities, fines, funding or termination liabilities, judgments, and expenses (singly, a "Claim", collectively, the "Claims") asserted by a third party or parties against each, any, or all of them arising from, based upon, or on account of, in whole or in part, each, any one or more, or all of the following, whenever occurring: (i) any breach, failure to perform, or non-fulfillment by Seller or Shareholders of any covenant, agreement, term, condition, certificate, representation, or warranty contained in this Agreement or in any document delivered, or caused to be delivered to Buyer by Seller or the Shareholders,
(ii) any untruth, misrepresentation, omission, or inaccuracy with respect to or contained in any such covenant, agreement, certificate, representation, or warranty, including any statement or figure contained in any of the Financial Statements, (iii) any violation of any law, rule, or regulation (or any act or failure to act) by Seller or any one or more of its officers, directors, agents, servants, or employees (or by others for whom Seller is responsible), (iv) any agreement made by, Claim against, or asserted liability of Seller, other than those expressly assumed by Buyer at Closing pursuant to paragraph 3.4, (v) the conduct of Seller's business or Seller's ownership, use, or operation of the Shopping Guides or the Property Sold, or any part or parts thereof, (vi) any payment received by Seller, directly or indirectly, (vii) any failure by Seller to comply with the laws of the state of Seller's domicile relating to or applicable to the sale of Seller's assets contemplated hereby, or (viii) any Lien as to all or any part of the Property Sold, other than a Permitted Lien; provided, however, that the obligation to indemnify hereunder shall in no event exceed, in the aggregate, the amount of the Purchase Price. As to each Claim, the obligations arising hereunder shall include, but not be limited to, an obligation to pay to or for Buyer all costs incurred in investigating, defending, or settling such Claim (including all reasonable attorneys' or experts' fees).

     7.2 Indemnity of Seller. Subject to the limitations of paragraph 7.3, Buyer agrees to indemnify, defend and hold Seller and each Shareholder harmless from and against each, any, and all Claims asserted by a third party or parties against Seller or any Shareholder arising from, based upon, or on account of any breach, failure to perform, or non-fulfillment by Buyer of any covenant, agreement, term, condition, certificate, representation, or warranty contained in this Agreement; provided, however, that the obligation to indemnify hereunder shall in no event exceed, in the aggregate, the amount of the Purchase Price. As to each Claim, the obligations arising hereunder shall include but not be limited to an obligation to pay to or for Seller and Shareholders all costs incurred in investigating, defending, or settling such Claim (including all reasonable attorneys' or experts' fees).

     7.3 Limitations.  The right to indemnification under Section 7.1 or Section
7.2 is subject to the following limitation: no party shall be entitled to indemnification until the aggregate amount of all Claims that would be indemnifiable for such party but for application of this Section 7.3 exceeds Thirty Thousand and no/100 Dollars ($30,000), whereupon such party shall become entitled to indemnification for all such Claims. In addition, Seller's and Shareholders' obligation to indemnify shall be net of the effect of any tax benefit realized by Buyer arising from such Claims, and the aggregate amount of all Claims for which Seller and Shareholders shall be held liable shall not exceed the Purchase Price as adjusted.

     7.4 Conditions of Indemnification. The obligation to indemnify any party (the "Indemnified Party") with respect to each Claim also shall be subject to the following terms and conditions: (a) the Indemnified Party will give prompt notice of any such Claim to the other party(ies) hereto (the "Indemnifying Party"), and the Indemnifying Party (or any of them) shall have the right to undertake the defense thereof and compromise and settle such Claim at the Indemnifying Party's expense using counsel chosen by the Indemnifying Party; and
(b) if within forty-five (45) days after receipt of notice of any such Claim, the Indemnifying Party shall fail to assume the defense thereof, the Indemnified Party shall (after notice to the Indemnifying Party) have the right to undertake the defense of such Claim, subject to the right of the Indemnifying Party to assume the defense of such Claim at any time prior to final resolution thereof upon the prior payment to the Indemnified Party of all attorneys' and experts' fees theretofore expended by the Indemnified Party in defense of such Claim.

     7.5 Investigation. Seller and Shareholders acknowledge and agree that, notwithstanding any right of Buyer fully to investigate the affairs of Seller and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to any such investigation, Buyer has the right to rely upon the representations, warranties, covenants, and agreements of Seller and Shareholders contained in this Agreement, and regardless of any knowledge or facts determined or determinable by such an investigation, such representations, warranties, covenants, and agreements, and Buyer's right to rely, and its reliance thereon, shall not be affected in any way by any such knowledge or investigation.

     7.6 Risk of Loss. The risk of destruction of or loss or damage to the Shopping Guides or any part of the Property Sold arising from any actual or proposed condemnation or taking of any part of the Property Sold or of Shopping Guides by governmental authority or by exercise of the power of eminent domain, or from any fire, explosion, riot, flood, war, or other cause shall remain with Seller until Closing. If Seller becomes aware of any such actual or potential taking, loss, damage, or destruction, Seller will promptly notify Buyer of all particulars thereof and will cause any such affected property to be replaced or to be repaired and restored to its condition existing prior to such loss, damage, or destruction, at Seller's expense. If such damaged property is not completely replaced or repaired and restored to its former condition before Closing then Buyer at its sole option may: (a) by notice to Seller postpone the Closing Date until such time as the property shall have been completely replaced or repaired and restored, or (b) by notice to Seller abandon and terminate this Agreement and all obligations of Buyer hereunder, or
(c) effect Closing on the Closing Date as initially established,  in which event
(i) Seller shall assign to Buyer all then unexpended proceeds of insurance received or to be received by Seller with respect to the Property Sold, and (ii) Buyer and Seller shall agree upon an appropriate reduction in the Purchase Price reflecting any then existing uninsured loss, damage, or destruction to the Shopping Guides or to the Property Sold.

     8. BUYER'S REPRESENTATIONS AND WARRANTIES.

     To induce Seller to enter into and perform pursuant to this Agreement, Buyer represents and warrants to Seller that each of the following is true:

     8.1 Organization. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the Commonwealth of Virginia and has full legal power and authority to conduct its business as it is now being conducted and to own its properties and assets.

     8.2 Authorization for Agreement. Buyer's execution and delivery of this Agreement have been duly and validly authorized by all necessary legal action on the part of Buyer, and, relying on Seller's and Shareholders' representations and warranties herein, this Agreement constitutes a legal, valid, and binding obligation of Buyer. As of Closing execution and delivery of the Note, the Security Agreement, and the Noncompetition Agreements will have been duly authorized by all necessary legal action on the part of Buyer, and when executed and delivered each will constitute a valid and binding obligation of Buyer. Buyer's execution of, delivery of, performance of, compliance with, and Closing of this Agreement will not (a) constitute or result in a breach of (or default under) any term, condition, or provision of any articles of incorporation, bylaw, contract, mortgage, lien, indenture, lease, agreement, commitment, arrangement or understanding, or any other instrument to which Buyer is a party or by or to which it or any of the Buyer's property is bound or subject, (b) to Buyer's knowledge violate any statute, law, ordinance, rule, regulation, judgment, or order binding upon or applicable to Buyer, in whole or in part, (c) to Buyer's knowledge expose Seller or Buyer to any liability or penalty under any law, (d) to Buyer's knowledge adversely affect the validity, continuation, or effectiveness of any permit, license, franchise, or right enjoyed by Buyer, (e) give any party to any contract, or any other agreement to which Buyer is a party, any right of cancellation or termination, or (g) give anyone any right to accelerate the maturity of any indebtedness for which Buyer is a direct or indirect, or primary or secondary, obligor, or to claim any fraud, default, or breach with respect to anyone or any such indebtedness.

     8.3 Execution, Validity. This Agreement is lawful and has been duly executed and delivered by Buyer, which execution and delivery by Buyer was duly and validly authorized by all necessary company action by Buyer and its members, and this Agreement constitutes a legal, valid, and binding agreement of Buyer enforceable against Buyer in accordance with its terms.

     8.4 Litigation. Buyer is not a party to any pending or threatened litigation or proceeding that affects in any material, adverse manner Buyer's power, authority, or ability to effect Closing.

     8.5 Compliance. Buyer has complied with each applicable term, covenant, agreement, and condition of this Agreement.

     9. CONDITIONS TO SELLER'S OBLIGATIONS:

     As conditions precedent for the sole benefit of Seller, which Seller may waive only by and to the extent of its express written waiver given hereafter, Closing and each obligation of Seller under this Agreement shall be subject to and conditioned upon Seller being satisfied, on or before and as of Closing, of each of the following:

     9.1 Representations and Warranties. Unless waived, each of Buyer's representations and warranties contained here in Section 8. shall be in all material respects true and correct when made, shall be deemed to be made again at and as of Closing, and they shall be in all material respects true and correct as of Closing. Each material term, covenant, agreement, and condition of this Agreement to be complied with or performed by Buyer until, at, or prior to Closing shall have been complied with or performed in all material respects, or waived by Seller, this Agreement shall not have been terminated by Seller as permitted hereby, and nothing then shall (and no action shall have been commenced seeking to) restrain, inhibit, penalize, or prohibit Closing.

     9.2 Delivery. Buyer shall have delivered to Seller each item listed in paragraph 3.3.

     10. MISCELLANEOUS:

     10.1 Notices. Each notice, consent, request, demand, or other communication required or permitted hereunder must be in writing and shall be deemed to have been duly given only upon the earlier of receipt thereof (by facsimile or otherwise) or ten (10) days after having been mailed, certified or registered United States mail, postage prepaid, addressed as follows:

          (a)  if to Seller or Shareholders:

               Star Publications, Inc.
               Post Office Box 620
               Gaylord, Michigan 49734

               Copy to:

               Samuel T. Stahl, Esquire
               Honigman, Miller, Schwartz and Cohn
               2290 First National Bank Bldg.
               660 Woodward Avenue
               Detroit, Michigan 48226-3583

          (b)  if to Buyer;

               Upper Michigan Newspapers, LLC
               c/o Brill Media Company, L.P.
               420 NW Fifth Street, Suite 3-B
               Evansville, Indiana 47708
               Attention: Mr. Alan R. Brill

               copy to:

               Charles W. Laughlin, Esquire
               Thompson & McMullan
               100 Shockoe Slip
               Richmond, Virginia 23219

or when so received or mailed to such other place or person as a party hereafter may from time to time have designated in a prior written notice to the other party given as herein required.

     10.2 Survival. Each covenant, representation, and warranty made by Seller, Shareholders, or Buyer in this Agreement or at Closing shall survive the Closing and shall remain operative and in full force and effect regardless of Closing or of any investigation made or knowledge obtained by or on behalf of Seller, Shareholders, or Buyer at any time prior to Closing and shall survive Closing for a period of eighteen (18) months, except that the representations and warranties contained in Section 4.10 shall survive for the applicable statute of limitations period, and the representations and warranties contained in sections 4.6, 4.16 and section 8.2 shall survive indefinitely.

     10.3 Limitations.

     (a) Concerning actions by Buyer to recover damages for any default or breach of contract (or for indemnification) under this Agreement:

          (i) Buyer shall name Seller as a co-defendant with any Shareholder defendants unless Seller then has been dissolved, either by action of the Shareholders or by operation of law;

          (ii) collection of any judgment for any such default, breach, or indemnification shall first be recouped, offset against, and satisfied out of that part of any balance then still owing on the Notes that becomes payable within the twelve months immediately following entry of such judgment, and

          (iii) in no event shall any Shareholder's individual aggregate liability for any such defaults, breaches, indemnifications, or judgments exceed an amount equal to the Purchase Price as adjusted multiplied by such Shareholder's percentage reflected on Exhibit 10.03.

     (b)  No   Shareholder   shall  be  held  liable  for  a  violation  of  his
Noncompetition Agreement solely because of another Shareholder's violation of a Noncompetition Agreement.

     10.4 Successors and Assigns. This Agreement and each provision hereof shall be biding upon and inure to the benefit of the parties hereto and their respective successors and assigns and may not be assigned without the prior written consent of all parties hereto.

     10.5 Indemnity Concerning Brokers. Buyer and Seller represent and warrant each to the other that Dirks, Van Essen & Associates is the only broker connected with this transaction, and Seller shall be solely responsible for, and will indemnify, defend, and hold Buyer harmless from any and all commissions, fees, expenses, or charges due and owing on account of services rendered to Seller. Seller agrees to indemnify, defend, and save harmless Buyer from and against each liability, cost, or expense, including attorneys' fees, that may be asserted on account of any broker's commission or similar obligation or by reason of any agreement made by Seller or Shareholders with any broker or finder.

     10.6 Additional Remedies. Without waiving or prejudicing and in addition to and not to the exclusion of or in limitation of any other rights or remedies available to Buyer hereunder, or otherwise, upon and for Seller's or Shareholders' material default under or breach or prospective breach of any covenant, agreement, term, condition, representation, or warranty contained in this Agreement, at its sole election Buyer shall be entitled but not obligated to do each or any one or more of the following: (a) to obtain specific performance or injunctive relief (since monetary damages will not be sufficient to afford Buyer full compensation for any such breach or breaches), or (b) to take any action including the making of any payment or payments necessary to cure any such default or breach not cured before the thirtieth (30th) day after receiving notice thereof from Buyer, or (c) to bring an action to recover damages for such default or breach of contract (either with or without an action for injunctive relief) and either (i) to enforce any resulting judgment in favor of Buyer as permitted by law or (ii) to offset and deduct the amount of any such judgment and the costs of any such action (including, without limitation, interest on any such payment at the rate of ten percentum per annum, and reasonable attorneys' fees), in whole or in part, (x) from the Purchase Price, or (y) from any collections on Seller's accounts receivable, or (z) from any payment thereafter due on the Purchase Price or one or more of the Notes; provided, however, that such offset and deduction may and shall not be taken until the amount thereof shall have been agreed upon by Buyer and Seller or established by the judgment of a court of competent jurisdiction in such action.

     10.7 Amendment and Waiver. Except for a waiver by Buyer pursuant to Section 6., or by Seller pursuant to Section 9., no term or condition of this Agreement may be amended or its observance waived (whether generally or in a particular instance and whether retroactively or prospectively) except with and by Buyer's, on the one hand, or Seller's and Shareholders' on the other hand, express written consent. No other act, failure to act, or course of dealing by Buyer shall be or constitute a waiver by Buyer.

     10.8 Audits. At its sole expense, at any time within two (2) years following Closing, after reasonable notice to Seller, Buyer may cause Seller's books and records to be examined by auditors in order to produce audited financial statements of Seller's affairs for up to three years preceding Closing. Seller will cooperate with any such audit and auditors and will provide to Buyer or its agents or representatives reasonable access to Seller's books, records, and personnel for such purpose and will maintain and retain such books and records in a reasonably orderly fashion for a period of at least three years after Closing in order that such audit procedures may be performed.

     10.9 Definitions. Wherever used in this Agreement or any instrument incorporating such term or terms:

          (a) the term "Liens" (singly, "Lien") shall mean and include each and any liens, mortgages, security interests, pledges, title retention devices, claims (legal or equitable, including, without limitation, liability to or claims of any taxing authority, creditor, or other person), conditional sale or other


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



     agreements, encumbrances, leases, trusts, options, servitudes, rights, charges, assessments, consignments or bailments, reservations, exceptions, encroachments, easements, rights-of-way, conditions, restrictions, imperfections or deficiencies of title, or liabilities of any nature and however arising [including those arising from violation of or noncompliance with any law, ordinance, rule or regulation (including, without limitation, municipal ordinances relating to zoning, occupancy, or use of real property), whether recorded or unrecorded, choate or inchoate, or appurtenant or non-appurtenant, and whether dependent on or independent of possession, whether know or unknown, and whether now in existence or to come into existence merely by the giving of notice or the lapse of time, or both;

          (b) the terms "knowledge", "know", or other similar phrases when used in reference to Seller shall mean the actual knowledge without inquiry of any of the officers, directors, or Shareholders of Seller and when used in reference to Shareholders shall mean their actual knowledge without inquiry; and

          (c) each of the following terms shall have the meaning defined in the paragraph of this Agreement identified below:

                             Term                                     Paragraph
                             ----                                     ---------

                             Accountants                               2.2(h)
                             Accounts Receivable List                  3.2(h)
                             Act                                       4.23
                             Affiliated Contracts                      6.6
                             Agreement                                 Preamble
                             Assumed Contracts                         1.1(e)
                             Assumption Agreements                     3.4
                             Buyer                                     Preamble
                             Claim(s)                                  7.1
                             Closing                                   3.1
                             Closing Adjustments                       2.2
                             Closing Date                              3.1
                             Closing Escrow Account                    2.2(g)
                             Closing Financials                        2.2(b)
                             Collection Period                         3.6
                             Contract(s)                               4.17
                             Environmental Law(s)                      4.19
                             Escrow Agents                             2.2(g)
                             Excluded Property                         1.2
                             Final Settlement                          2.2(b)
                             Financial Statements                      4.4
                             Glasser                                   3.4
                             Hazardous Material(s)                     4.19
                             Indemnified Party                         7.4
                             Indemnifying Party                        7.4
                             Inventories                               1.1(d)

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



                             Lease                                     3.2(k)
                             Lien; Liens                               10.9(a)
                             Names                                     1.1(g)
                             Noncompetition Agreement                  3.2(g)
                             Noncompetition Agreements                 6.7
                             Note(s)                                   2.1
                             Permitted Liens                           4.6
                             Preliminary Adjustment                    2.2(a)
                             Preliminary Financials                    2.2(a)
                             Preliminary Settlement                    2.2(a)
                             Property Sold                             1.1
                             Purchase Price                            2.1
                             Real Property                             1.1(a)
                             Security Agreement                        2.3
                             Seller                                    Preamble
                             Seller's Counsel                          3.2(d)
                             Shareholders                              Preamble
                             Shopping Guides                           Recitals
                             Statement                                 2.2(h)

     10.10 Governing Law. This Agreement, its enforceability or interpretation, and the legal relationships between Buyer, Seller, and Shareholders created hereby shall be governed by and construed in accordance with the laws of the State of Michigan, notwithstanding application of laws or choice of law principles.

     10.11 Headings. The headings of the Sections and paragraphs of this Agreement are for convenience only and are not a substantive part hereof.

     10.12 Entire Agreement. This Agreement, including its exhibits, contains the entire understanding of the parties hereto with respect to the subject matter hereof; there are no other representations and warranties made by any party hereto other than as expressly set forth herein; no party hereto will rely on any information, representation, or warranty except as expressly set forth herein, and any and all prior understandings or agreements among Buyer, Seller, and Shareholders (their agents, principals, or representatives) are merged into this Agreement, which replaces and supersedes all prior memoranda, understandings, representations, correspondence, agreements, conversations, and negotiations concerning the subject matter hereof.

     10.13 Counterparts. This Agreement may be executed in any number of counterparts, and when Seller, Shareholders, and Buyer shall have executed at least one such counterpart they shall constitute but one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused their signatures to be hereunto appended and affixed by their duly authorized representatives as of the day, month, and year first above written.

                                  Buyer:

                                  UPPER MICHIGAN NEWSPAPERS, LLC

                                  by: Upper Michigan Management, Inc.
                                                    its manager

                                           by: /s/ ALAN R. BRILL
                                               -------------------------
                                               a duly authorized officer



                                  Seller:

                                  STAR PUBLICATIONS, INC.

                                  by /s/ JAMES R. GLASSER
                                     --------------------------------
                                           a duly authorized officer



                                  Shareholders:


                                  /s/ GORDON G. EVERETT
                                  -----------------------------------
                                  Gordon G. Everett, Trustee


                                  /s/ DANIEL F. WALSH
                                  -----------------------------------
                                  Daniel F. Walsh, Trustee


                                  /s/ JAMES R. GLASSER
                                  ------------------------------------
                                  James R. Glasser


                                  /s/ DAVID BARAGREY
                                  -----------------------------------
                                  David Baragrey


                                  /s/ MIKE ADAMS
                                  -----------------------------------
                                  Mike Adams


                                  Escrow Agents:

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

                                  /s/  ALAN R. BRILL
                                  -----------------------------------
                                  Alan R. Brill


                                  /s/ JAMES R. GLASSER
                                  -----------------------------------
                                  James R. Glasser


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